UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 25, 2007
AMERICAN AXLE & MANUFACTURING HOLDINGS, INC

(Exact name of registrant as specified in its charter)

Delaware	1-14303	36-3161171

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
One Dauch Drive, Detroit, Michigan 48211-1198

(Address of principal executive offices) (zip code)
Registrant’s telephone number, including area code: (313) 758-2000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e) Compensatory Arrangements of Certain Officers
Item 9.01 Financial Statements and Exhibits.
SIGNATURES
Amendment No.1 dated as of July 25, 2007 to the Restricted Stock Unit Award Agreements

Item 5.02(e) Compensatory Arrangements of Certain Officers
On July 25, 2007, the Compensation Committee of the Board of Directors of American Axle & Manufacturing Holdings, Inc. (the “Company”) approved the removal of the transfer and forfeiture restrictions under awards of restricted stock granted to the Company’s Co-Founder, Chairman & Chief Executive Officer, Richard E. Dauch, in March of 2005, 2006 and 2007 (the “Awards”). The restrictions were removed in connection with Mr. Dauch’s attaining normal retirement age under the Company’s Retirement Program for Salaried Employees in order to align the vesting of Awards with the recognition of taxable income under the Internal Revenue Code. In addition, the Compensation Committee approved the amendment of restricted stock units granted in tandem with the Awards to provide for immediate vesting and for payment in January 2008. The Awards and the related restricted stock units were initially granted under the Company’s 1999 Stock Incentive Plan and subject to the terms of the Company’s standard forms of restricted stock unit and restricted stock unit agreements for executive officers under the Plan. The restricted stock and restricted stock units granted to Mr. Dauch in connection with the extension of his employment agreement in November 2005 were not affected by the amendments described above and will remain in effect in accordance with their terms. Amendment No. 1 dated July 25, 2007 to the Restricted Stock Unit Award Agreements between Mr. Dauch and the Company is attached as Exhibit 99.1.
Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
99.1
Amendment No. 1 dated as of July 25, 2007 to the Restricted Stock Unit Award Agreements dated as of March 15, 2005, March 15, 2006 and March 14, 2007 between Richard E. Dauch and American Axle & Manufacturing Holdings, Inc.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
By:	/s/ Patrick S. Lancaster
Patrick S. Lancaster
Vice President Chief Administrative Officer & Secretary

Dated: July 27, 2007